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                                                                     Exhibit 5.1

                                 February 13, 1998



Sound Source Interactive, Inc.
26115 Mureau Road
Suite B
Calabasas, CA  91302-3126

     Re:  Form S-3 Registration Statement
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Gentlemen:

     We are providing this opinion in connection with Registration Statement No. 333-24271 of Sound Source Interactive, Inc. (the "Company"), on Form S-3 (the "Registration Statements"), filed under the Securities Act of 1933, as amended. Capitalized terms used herein without definition have the meanings set forth in the Registration Statement.

     The Registration Statement relates to the following:

     (a) 340,000 outstanding shares of Common Stock registered for the account of certain Selling Security Holders;

     (b) 4,816,657 outstanding Redeemable Warrants registered for the account of a Selling Security Holder;

     (c) 182,838 shares of Common Stock issuable by the Company upon exercise of options held by Eric H. Winston, a Selling Security Holder;

     (d) 100,000 outstanding shares of Common Stock held by Vincent J. Bitetti that may be acquired by Eric H. Winston, a Selling Security Holder, upon exercise of options held thereby;

     (e) 11,078,097 shares of Common Stock issuable by the Company upon exercise of Redeemable Warrants; and

     (f)  240,000 shares of Common Stock issuable by the
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          Company upon exercise of Underwriters' Warrants.

     We have examined (i) the Company's Second Restated Certificate of Incorporation and its Amended and Restated By-Laws; (ii) an officer's certificate as to the corporate proceedings of the Company relating to the issuance of the Shares and the Warrants and other factual matters; and (iii) such other documents and records as we have deemed necessary in order to render this opinion.

     Based on the foregoing, it is our opinion that:

     1. The shares of Common Stock referred to in clauses (a) and (d) above have been duly authorized and are validly issued, fully paid and nonassessable by the Company. The shares of Common Stock referred to in clauses (c), (e) and (f) above have been duly authorized and, upon their issuance by the Company in accordance with the terms of the Eric
          H. Winston stock options, the Redeemable Warrants and the Underwriters' Warrants, respectively, will be validly issued, fully paid and nonassessable.

     2. The Redeemable Warrants referred to in clause (b) above have been duly authorized and are validly issued and are enforceable against the Company in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or other laws of general applicability relating to or affecting the enforcement of creditor's rights and by general equity principles.

     We consent (i) to the use of this opinion as an exhibit to the Registration Statement and (ii) to the reference to our firm name under the caption "Legal Matters" in the Prospectus.

                                 Very truly yours,

                                 /s/ McDermott, Will & Emery
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                                 McDERMOTT, WILL & EMERY